EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-146483, 333-132996 and 333-132992 on Form S-3 and Registration Statements No. 333-132933 (including Post-effective Amendment No. 1 thereto), 333-134080, 333-141023 and 333-147132 on Form S-8 of our report dated February 29, 2008, relating to the financial statements and financial statement schedule of Duke Energy Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the January 2, 2007 spin-off of the Company’s natural gas business), appearing in this Annual Report on Form 10-K of Duke Energy Corporation for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

February 29, 2008